DIANE D. DALMY

ATTORNEY AT LAW

2000 EAST 12TH AVENUE

SUITE 32/10B

DENVER, COLORADO 80206

303.985.9324 (telephone)

303.988.6954 (facsimile)

email: ddalmy@earthlink.net

September 20, 2012

Citadel EFT Inc.

1100 Tustin

Irvine, California 92780

Island Stock Transfer Inc.

100 Second Avenue South

Suite 705S

St. Petersburg, Florida 33701

Gentlemen:

This opinion replaces in its entirety the opinion previously filed with the S-8 registration statement on September 19, 2012.  There is no existing contract between Citadel EFT Inc. and Nancy Figueiredo.

I have acted as legal counsel for Citadel EFT Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 100,000,000 shares of Common Stock, $0.001 par value, of the Company (the “Shares”), which may be issued pursuant to certain contractual arrangements between the Company and third parties (collectively, the “Agreements”).

I have examined all instruments, documents and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed.  In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.  I express no opinion concerning any law other than the corporation laws of the State of Nevada and the federal law of the United States.  As to matters of Nevada corporation law, I have based our opinion solely upon my examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.

Citadel EFT Inc.

Island Stock Transfer Inc.

Page Two

September 20, 2012

Based on such examination, I am of the opinion that the Shares issued pursuant to the Agreements will be duly authorized and, when issued against receipt of the consideration therefor in accordance with the provisions of the Agreements, will be validly issued, fully paid and nonassessable. I am further of the opinion that the issuance of the Shares will not be a violation of any prohibitions of the rules and regulations pertaining to S-8.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of my name wherever it appears in said Registration Statement.  In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose.  My opinion is expressly limited to the matters set forth above, and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Sincerely,

/s/ Diane D. Dalmy

Diane D. Dalmy